EXHIBIT 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement is dated as of April 1, 2016 between Celator Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, and Scott T. Jackson (the “Executive”).

Recitals:

The Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of August 26, 2013 (the “Employment Agreement”), which specifies various terms and conditions of the Executive’s employment with the Company.

The Company considers it essential to its best interests and that of its stockholders to foster the continued employment of key management personnel. Accordingly, in order to induce the Executive to remain in the employ of the Company, the Company agrees that the Executive shall receive the change of control benefits set forth in this Amendment under the circumstances described below, subject to the Executive’s execution and delivery of this Amendment.

NOW THEREFORE, the Company and the Executive agree to amend the Employment Agreement, effective as of the date specified below, as follows:

1.           Section 4c of the Employment Agreement is hereby amended and restated to provide in its entirety as follows:

c.           Payments and Benefits upon Termination Following a Change in Control. Subject to the satisfaction of the terms of Section 4d and the occurrence of a Change in Control, and in lieu of any amounts payable pursuant to Section 4b, if: (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c) within twelve (12) months following a Change in Control, or (ii) the Executive resigns from his employment with Good Reason pursuant to Section 2d within twelve (12) months following a Change in Control, the Executive shall be entitled to receive from the Company the following payments and benefits: (A) a severance payment equal to 1.5 times the Executive’s annual gross Base Salary in effect at the time of his termination of employment, payable in a single lump sum; (B) an amount equal to the Executive’s earned bonus for the calendar year in which the Executive’s employment termination occurs, plus any amount of the Executive’s bonus for the prior calendar year that has been earned but that has not yet been paid, payable in a single lump sum; (C) an amount equal to 1.5 times the total amount of the Executive’s annual bonus for the calendar year in which the Executive’s employment termination occurs, payable in a single lump sum; (D) reimbursement of the medical and dental insurance premiums for the Executive and his eligible dependents under the Company’s group insurance plans at the same level the Executive elected and as was in effect on the Executive’s effective termination date for a period of eighteen (18) months thereafter, upon presentation to the Company of documentation of payment of such healthcare continuation coverage premiums to the Company’s third party administrator and subject to earlier termination in the event of the Executive’s becoming eligible for equivalent or greater coverage under another employer’s group health and welfare benefit plans; (E) reimbursement to the Executive of an amount not to exceed the total gross amount of $20,000 for customized executive outplacement and/or executive coaching or transition services with a provider of the Executive’s choosing upon the Company’s receipt of documentation of the services provided and evidence of payment; and (F) a lump sum amount equivalent to the full gross value of the Executive’s vacation remaining in his vacation bank upon the effective date of his termination, calculated and paid at the rate of his then-effective gross Base Salary. Any severance payments and lump sum payments due hereunder shall commence as soon as administratively feasible within sixty (60) days after the date of the Executive’s termination of employment provided the Executive has timely executed and returned the Release Agreement referred to in Section 4d and, if a revocation period is applicable, the Executive has not revoked the Release; provided, however, that if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year.

2.           All provisions of the Employment Agreement, as amended by this Amendment, that, by their terms, whether express or implied, are intended to continue beyond the termination of the Executive’s employment shall thereafter continue in effect.

3.           The parties acknowledge and agree that all of the terms, provisions, covenants and conditions of the Employment Agreement shall hereafter continue in full force and effect in accordance with the terms thereof, except to the extent amended, modified, deleted or revised herein.

(Signature page follows.)

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement, intending to be legally bound, as of the date first above written.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Michael R. Dougherty
Michael R. Dougherty, Chairman of the Board

EXECUTIVE:

/s/ Scott T. Jackson
Scott T. Jackson